As filed with the Securities and Exchange Commission on November 3, 2004

Registration No. 333_______________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CROSS COUNTRY HEALTHCARE, INC.

(Exact name of Registrant as specified in its charter)

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DELAWARE	7363	13-4066229
(State or Other Jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

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6551 Park of Commerce Boulevard, N.W., Boca Raton, Florida  33487

(561) 998-2232

(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

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JOSEPH A. BOSHART

President and Chief Executive Officer

Cross Country Healthcare, Inc.

6551 Park of Commerce Boulevard, N.W.

Boca Raton, Florida  33487

(561) 998-2232

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

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Copies of Communications to:

Susan E. Ball, Esq. General Counsel Cross Country Healthcare, Inc. 6551 Park Commerce Boulevard, N.W. Boca Raton, Florida 33487 (561) 998-2232	Stephen W. Rubin, Esq. Proskauer Rose LLP 1585 Broadway New York, New York 10036-8299 (212) 969-3000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest or interest investment plans, please check the following box.☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	11,403,455	$14.61	$166,547,460.28	$21,101.56

(1)

In accordance with Rule 416(a) the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated pursuant to Rule 457 under the Securities Act solely for the purpose of computing the registration fee and based upon the average high and low sale prices for the common stock of Cross Country Healthcare, Inc., on November 1, 2004, as reported by the Nasdaq Stock Market’s National Market.

(3)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SHARES OF COMMON STOCK UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SHARES OF COMMON STOCK AND IT IS NOT SOLICITING OFFERS TO BUY THESE SHARES OF COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS

Subject to Completion, Dated November 3, 2004

11,403,455 Shares

Common Stock

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This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the “shelf” registration process. It relates to the public offering, which is not being underwritten, of 11,403,455 shares of our common stock, $0.0001 par value per share (“Common Stock”), that are held by the selling stockholders identified on page 7 of this prospectus. We issued such shares to the selling stockholders in connection with our initial organization in July 1999 as well as in connection with our acquisition of TravCorps Corporation in December 1999. Neither the Company nor any members of management are issuing or selling any shares pursuant to this registration statement.

The selling stockholders may sell these shares from time to time directly or through agents or underwriters or dealers in the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution” beginning on page 9. We will not receive any of the proceeds from the sale of these shares. We will bear the costs relating to the registration of these shares.

Our Common Stock is listed on the Nasdaq National Market under the symbol “CCRN.” On November 1, 2004, the last reported sale price for our Common Stock on the Nasdaq National Market was $14.96 per share.

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Investing in our Common Stock involves significant risks. See “Risk Factors” beginning on page 2.

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We and the selling stockholders have agreed to certain indemnification arrangements. See the section entitled Plan of Distribution beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares of Common Stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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___________, 2004

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You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information.

The shares of Common Stock are not being offered in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or prospectus supplement.

OUR COMPANY

HEALTHCARE STAFFING

Nurse and Allied Health Staffing and Recruiting

We are a leading provider of travel nurse staffing services in the U.S. We also provide per diem nurse staffing and allied health professional staffing services. We market our healthcare staffing services to hospitals and healthcare facilities through our Cross Country Staffing organization and our Med-Staff subsidiary to provide our clients with fixed-term travel and flexible-term per diem staffing solutions. Cross Country Staffing provides clients with an integrated suite of solutions to optimize their workforce efficiencies while decreasing overall staffing costs that include technology, interview servicing, single source provider and vendor management capabilities. Med-Staff provides travel and per diem nurse staffing solutions to hospitals as well as to military hospitals and clinics. Our client base includes more than 3,000 hospitals and other healthcare providers across all 50 states. Our fees are paid directly by our clients rather than by government or other third-party payors. As a result, we have no direct exposure to Medicare or Medicaid reimbursements.

We provide credentialed nurses primarily for staffing assignments at public and private healthcare facilities, and for-profit and not-for-profit facilities located predominantly throughout the U.S. The vast majority of our assignments are at acute care hospitals, including teaching institutions, trauma centers and community hospitals located in major metropolitan areas. We also provide other healthcare professionals, which include operating room technicians, therapists, and other allied health professionals, such as radiology technicians, rehabilitation therapists and respiratory therapists, in a wide range of specialties.

We operate differentiated nurse recruiting brands consisting of Cross Country TravCorps, Med-Staff, NovaPro, Cross Country Local and Assignment America to recruit nurses and allied healthcare professionals on a domestic and international basis. We believe that these professionals are attracted to us because we offer them high levels of customer service, competitive compensation and benefits packages, as well as a wide range of diverse assignments at attractive locations primarily throughout the U.S.

Clinical Trials Staffing

Through our ClinForce brand, we provide clinical research professionals for in-sourced and out-sourced fixed-term contract assignments and permanent placement to many of the world’s leading companies in the pharmaceutical, biotechnology, medical device, contract research organization and related clinical research organization clients in North America. Many of our research trials professionals are also registered nurses.

OTHER HUMAN CAPITAL MANAGEMENT SERVICES

Education and Training Services

Cross Country University provides continuing education programs to the healthcare industry. CCU holds one-day seminars, as well as national conferences, on topics relevant to nurses and other healthcare professionals.

Search and Recruitment

Cejka Search is a nationally recognized retained search organization providing physician search services and executive search services exclusively to the healthcare industry, including hospitals, pharmaceutical companies, insurance companies and physician groups.

RISK FACTORS

You should carefully consider the following risk factors, as well as the other information contained in this prospectus or any supplemental prospectus hereto or incorporated by reference in this prospectus, before purchasing any of our Common Stock.

Although demand for outsourced nurse staffing has declined from the historically high levels reached during the peak years of 2000 and 2001, industry dynamics are such that we are still unable to recruit enough nurses to meet our clients’ demands for our nurse staffing services, limiting the potential growth of our nurse staffing business.

We rely significantly on our ability to attract, develop and retain nurses and other healthcare professionals who possess the skills, experience and, as required, licensure necessary to meet the specified requirements of our healthcare staffing clients. We compete for healthcare staffing personnel with other temporary healthcare staffing companies, as well as actual and potential clients, some of which seek to fill positions with either regular or temporary employees. Currently, there is a shortage of qualified nurses in most areas of the United States and competition for nursing personnel is increasing. Although demand by our clients has slowed down, at this time we still do not have enough nurses to meet our clients’ demands for our nurse staffing services. This shortage of nurses limits our ability to grow our nurse staffing business. Furthermore, we believe that the aging of the existing nurse population and lower enrollments in nursing schools will further exacerbate the existing nurse shortage.

Terrorist attacks or armed conflict could adversely affect our normal business activity and results of operations

In the aftermath of the terrorist attacks on September 11, 2001, we experienced a temporary interruption of normal business activity. Similar events in the future or armed conflicts involving the United States could result in additional temporary or longer-term interruptions of our normal business activity and our results of operations. Future terrorist attacks could also result in a disinclination of nurses to travel to staffing assignments by airplane or otherwise.

The costs of attracting and retaining qualified nurses and other healthcare professionals may rise more than we anticipate.

We compete with hospitals and other healthcare staffing companies for qualified nurses and other healthcare professionals. Because there is currently a shortage of qualified healthcare professionals, competition for these employees is intense. To induce healthcare professionals to sign on with them, our competitors may increase hourly wages or other benefits. If we do not raise wages or other benefits in response to such increases by our competitors, we could face difficulties attracting and retaining qualified healthcare professionals. In addition, if we raise wages in response to our competitors’ wage increases and are unable to pass such cost increases on to our clients, our margins could decline.

Our costs of providing housing for nurses and other healthcare professionals may be higher than we anticipate and, as a result, our margins could decline.

At any given time we have several thousand apartments on lease throughout the U.S. Typically the length of an apartment lease is coterminous with the length of the assignment of the nurse or other healthcare professional. If the costs of renting apartments and furniture for our nurses and other healthcare professionals increase more than we anticipate and we are unable to pass such increases on to our clients, our margins may decline. To the extent the length of a nurse’s housing lease exceeds the term of the nurse’s staffing contract, we bear the risk that we will be obligated to pay rent for housing we do not use. To limit the costs of unutilized housing, we try to secure leases with term lengths that match the term lengths of our staffing contracts, typically 13 weeks. In some housing markets we have had, and believe we will continue to have, difficulty identifying short-term leases. If we cannot identify a sufficient number of appropriate short-term leases in regional markets, or, if for any reason, we are unable to efficiently utilize the apartments we do lease, we may be required to pay rent for unutilized housing or, to avoid such risk, we may forego otherwise profitable opportunities.

Our clients may terminate or not renew their staffing contracts with us.

Our travel staffing arrangements with clients are generally terminable upon 30 or 90 days’ notice. We may have fixed costs, including housing costs, associated with terminated arrangements that we will be obligated to pay post-termination.

Our clinical trials staffing business is conducted under long-term contracts with individual clients that may conduct numerous clinical trials. Some of these long-term contracts are terminable by the clients without cause upon 30 to 60 days’ notice.

Health systems may develop their own in-house staffing capabilities that may replace their need to outsource staffing to us.

Decreases in-patient admissions at our clients’ facilities may adversely affect the profitability of our business.

The general level of in-patient admissions at our clients’ facilities significantly affects demand for our temporary healthcare staffing services. When a hospital’s admissions increase, temporary employees are often added before full-time employees are hired. As admissions decrease, clients may reduce their use of temporary employees before undertaking layoffs of their regular employees. We also may experience more competitive pricing pressure during periods of in-patient admissions downturn. In addition, if a trend emerges toward providing healthcare in alternative settings, as opposed to acute care hospitals, in-patient admissions at our clients’ facilities could decline. This reduction in admissions could adversely affect the demand for our services and our profitability.

We are dependent on the proper functioning of our information systems.

Our company is dependent on the proper functioning of our information systems in operating our business. Critical information systems used in daily operations identify and match staffing resources and client assignments and perform billing and accounts receivable functions. Additionally, we rely on our information systems in managing our accounting and financial reporting. Our information systems are protected through physical and software safeguards and we have backup remote processing capabilities. However, they are still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. In the event that critical information systems fail or are otherwise unavailable, these functions would have to be accomplished manually, which could temporarily impact our ability to identify business opportunities quickly, to maintain billing and clinical records reliably, to bill for services efficiently and to maintain our accounting and financial reporting efficiently.

If regulations that apply to us change, we may face increased costs that reduce our revenue and profitability.

The temporary healthcare staffing industry is regulated in many states. In some states, firms such as our company must be registered to establish and advertise as a nurse-staffing agency or must qualify for an exemption from registration in those states. If we were to lose any required state licenses, we could be required to cease operating in those states. The introduction of new regulatory provisions could substantially raise the costs associated with hiring temporary employees. For example, some states could impose sales taxes or increase sales tax rates on temporary healthcare staffing services. These increased costs may not be able to be passed on to clients without a decrease in demand for temporary employees. In addition, if government regulations were implemented that limited the amounts we could charge for our services, our profitability could be adversely affected.

We are exposed to increased costs and risks associated with complying with increasing and new regulation of corporate governance and disclosure standards.

We are spending an increased amount of management time and external resources to comply with changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and Nasdaq Stock Market rules. In particular, Section 404 of the Sarbanes-Oxley Act of 2002 requires management’s annual review and evaluation of our internal control systems, and attestations of the effectiveness of these systems by our independent auditors. We are currently documenting and testing our internal control systems and procedures and considering improvements that may be necessary in order for us to comply with the requirements of Section 404 by the end of 2004. This process has required us to hire additional personnel and outside advisory services and has resulted in additional accounting and legal expenses. In addition, the evaluation and attestation processes required by Section 404 are new and neither companies nor auditing firms have significant experience in testing or complying with these requirements. Accordingly, we may encounter problems or delays in completing the review and evaluation, the implementation of improvements and the receipt of a positive attestation by our independent auditors. If we are not able to timely comply with the requirements set forth in Section 404, we might be subject to sanctions or investigation by regulatory authorities. Any such action could adversely affect our business and financial results.

Future changes in reimbursement trends could hamper our clients’ ability to pay us.

While in most cases our fees are paid directly by our clients rather than by governmental or third-party payors, many of our clients are reimbursed under the federal Medicare program and state Medicaid programs for the services they provide. In recent years, federal and state governments have made significant changes in these programs that have reduced reimbursement rates. In addition, insurance companies and managed care organizations seek to control costs by requiring that healthcare providers, such as hospitals, discount their services in exchange for exclusive or preferred participation in their benefit plans. Future federal and state legislation or evolving commercial reimbursement trends may further reduce, or change conditions for, our clients’ reimbursement. Limitations on reimbursement could reduce our clients’ cash flows, hampering their ability to pay us.

Competition for acquisition opportunities may restrict our future growth by limiting our ability to make acquisitions at reasonable valuations.

Our business strategy includes increasing our market share and presence in the temporary healthcare staffing industry and other human capital management services through strategic acquisitions of companies that complement or enhance our business. We have historically faced competition for acquisitions. In the future, this could limit our ability to grow by acquisition or could raise the prices of acquisitions and make them less accretive to our earnings. In addition, restrictive covenants in our credit facility, including a covenant that requires us to obtain lender’s approval for any acquisition over $25.0 million, may limit our ability to complete desirable acquisitions. If we are unable to secure necessary financing under our credit facility or otherwise, we may be unable to complete desirable acquisitions.

We may face difficulties integrating our acquisitions into our operations and our acquisitions may be unsuccessful, involve significant cash expenditures or expose us to unforeseen liabilities.

We continually evaluate opportunities to acquire healthcare staffing companies and other human capital management services companies that would complement or enhance our business and at times have preliminary acquisition discussions with some of these companies.

These acquisitions involve numerous risks, including:

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potential loss of key employees or clients of acquired companies;

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difficulties integrating acquired personnel and distinct cultures into our business;

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difficulties integrating acquired companies into our operating, financial planning and financial reporting systems;

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diversion of management attention from existing operations; and

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assumption of liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for their failure to comply with healthcare regulations.

These acquisitions may also involve significant cash expenditures, debt incurrence and integration expenses that could have a material adverse effect on our financial condition and results of operations. Any acquisition may ultimately have a negative impact on our business and financial condition.

We operate our business in a regulated industry and modifications, inaccurate interpretations or violations of any applicable statutory or regulatory requirements may result in material costs or penalties to our company and could reduce our revenues and earnings per share.

Our industry is subject to many complex federal and state laws and regulations related to, among other things, the validity of our foreign nurses working in the U.S., the licensure of professionals, the payment of our field employees (e.g., wage and hour laws, employment taxes and income tax withholdings, etc.) and the operations of our business generally. If we do not comply with the laws and regulations that are applicable to our business, we could incur civil and/or criminal penalties or be subject to equitable remedies.

Significant legal actions could subject us to substantial uninsured liabilities.

In recent years, healthcare providers have become subject to an increasing number of legal actions alleging malpractice, negligent hiring, product liability or related legal theories. Our company may be subject to liability in such cases even if the contribution to the alleged injury was minimal. Many of these actions involve large claims and significant defense costs. In addition, we may be subject to claims related to torts or crimes committed by our employees or temporary staffing personnel. In some instances, we are required to indemnify clients against some or all of these risks. A failure of any of our employees or personnel to observe our policies and guidelines intended to reduce these risks, relevant client policies and guidelines or applicable federal, state or local laws, rules and regulations could result in negative publicity, payment of fines or other damages.

A key component of our business is the credentialing process. Ultimately, any hospital or other health care provider is responsible for its own internal credentialing process, and the provider makes the hiring decision. Nevertheless, in many situations, the provider will be relying upon the reputation and screening process of our company. Errors in this process, or failure to detect a poor or incorrect history, could have a material effect on our reputation. In addition, we do not have access to all of the resources that are available to hospitals to check credentials.

To protect ourselves from the cost of these types of claims, we maintain professional malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe are appropriate for our operations. Our coverage is, in part, self-insured. However, our insurance coverage may not cover all claims against us or continue to be available to us at a reasonable cost. If we are unable to maintain adequate insurance coverage, we may be exposed to substantial liabilities.

If our insurance costs increase significantly, these incremental costs could negatively affect our financial results.

The costs related to obtaining and maintaining professional and general liability insurance and health insurance for healthcare providers has been increasing. If the cost of carrying this insurance continues to increase significantly, we will recognize an associated increase in costs, which may negatively affect our margins. This could have an adverse impact on our financial condition.

If we become subject to material liabilities under our self-insurance programs, our financial results may be adversely affected.

We provide workers compensation coverage through a program that is partially self-insured. In addition, we provide medical coverage to our employees through a partially self-insured preferred provider organization. A portion of our medical malpractice coverage is also through a partially self-insured program. If we become subject to substantial uninsured workers compensation, medical coverage or medical malpractice liabilities, our financial results may be adversely affected.

We are subject to litigation, which could result in substantial judgment or settlement costs.

The Company is a defendant in a purported class action captioned Theodora Cossack, et. al. v. Cross Country TravCorps, Inc. and Cross Country Nurses, Inc., pending in the Superior Court of the State of California, Orange County, alleging, among other things, that the defendants failed to pay plaintiffs, and the class they purport to represent, properly under California law. Additionally, the Company, Joseph A. Boshart (President and CEO of the

Company and a director) and Emil Hensel (Chief Financial Officer of the Company and a director) are defendants in purported class actions pending in the United States District Court for the Southern District of Florida, alleging, among other things, that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder by, among other things, issuing public documents and statements that were materially false and misleading concerning the Company’s business, operations and prospects which artificially inflated the price of the Company’s Common Stock. Two related derivative suits have also been filed against our directors. The defense of these lawsuits may result in substantial costs and may divert management’s attention and resources, which may seriously harm our business. In addition, an adverse determination or a substantial settlement could have a material adverse effect on our business, financial condition, results of operations, cash flow or future prospects.

Our indemnity from W. R. Grace, in connection with our acquisition of the assets of Cross Country Staffing, may be materially impaired by Grace’s financial condition.

In connection with our acquisition from W. R. Grace & Co. (“Grace”) of the assets of Cross Country Staffing, our predecessor, Grace agreed to indemnify us against damages arising out of the breach of certain representations or warranties of Grace, as well as against any liabilities retained by Grace. In March 2001, Grace filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. This bankruptcy filing could materially impair Grace’s obligations to indemnify us.

Until the sale by certain selling stockholders of a significant portion of the shares offered by this prospectus, those selling stockholders will be able to substantially influence the outcome of all matters submitted to our stockholders for approval, regardless of the preferences of other stockholders.

Charterhouse Equity Partners III, (“CEP III”), CHEF Nominees Limited (“CHEF”, and together with CEP III, the “CEP Investors”) and investment funds affiliated with Morgan Stanley Dean Witter Capital Partners, IV, L.P. and Morgan Stanley Venture Partners III, L.P. (collectively, the “Morgan Stanely Funds”) together own approximately 36% of our outstanding common stock. Accordingly, acting together, they will be able to substantially influence:

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the election of directors;

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management and policies; and

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the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.

Currently, our Board of Directors is comprised of nine members, two of whom are designees of the CEP Investors and two of whom are designees of the Morgan Stanley Funds. Under our stockholders’ agreement, the CEP Investors and the Morgan Stanley Funds each have the right to designate two directors for nomination to our board of directors. This number decreases (i) to one director for each group of investors if either the CEP Investors or the Morgan Stanley Funds reduce their respective ownership by more than 50% of their holdings prior to our initial public offering and (ii) to zero for each group of investors upon a reduction of ownership by more than 90% of their holdings prior to our initial public offering. Their interests may conflict with the interests of the other holders of Common Stock.

If provisions in our corporate documents and Delaware law delay or prevent a change in control of our Company, we may be unable to consummate a transaction that our stockholders consider favorable.

Our certificate of incorporation and by-laws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our certificate of incorporation authorizes our board of directors to issue up to 10,000,000 shares of “blank check” preferred stock. Without stockholder approval, the board of directors has the authority to attach special rights, including voting and dividend rights, to this preferred stock. With these rights, preferred stockholders could make it more difficult for a third party to acquire us. Delaware law may also discourage, delay or prevent someone from acquiring or merging with us.

FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), concerning our business, financial condition, results of operations, economic performance and financial condition. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed under the preceding section entitled “Risk Factors.”

USE OF PROCEEDS

Neither the Company nor any members of management will receive any proceeds from the sale of the shares of Common Stock by the selling stockholders. All net proceeds from the sale of the Common Stock covered by this prospectus will go to the selling stockholders upon the offer and sale of the shares. See “Plan of Distribution.”

SELLING STOCKHOLDERS

The shares of Common Stock to be sold by the selling stockholders were acquired by them at various times in 1999. In connection with the issuance of the shares, we entered into a registration rights agreement, dated as of October 29, 1999. Pursuant to the registration rights agreement, the CEP Investors and the Morgan Stanley Funds may require us, on up to an aggregate of three occasions, to use our best efforts to file registration statements on Form S-1 or Form S-2 covering public sale of shares of common stock held by them. We have the right, under specified circumstances, to delay any registration required by up to 90 days on one occasion during any twelve month period. In addition, the selling stockholders are entitled to require us to register their shares on registrations that we initiate and we have granted the selling stockholders unlimited demand rights to cause us to file a registration statement on Form S-3. The registration statement is being filed pursuant to such agreement.

In addition, in connection with the issuance of the shares we entered into a stockholders agreement, dated as of October 29, 1999 and amended August 23, 2001. Under our stockholders agreement, the CEP Investors and the Morgan Stanley Funds each have the right to designate two directors for nomination to our board of directors. This number decreases (i) to one director for each group of investors if either the CEP Investors or the Morgan Stanley Funds reduce their respective ownership by more than 50% of their holdings prior to our initial public offering and (ii) to zero for each group of investors upon a reduction of ownership by more than 90% of their holdings prior to our initial public offering.

The table below sets forth, as of November 1, 2004 the following information regarding the selling stockholders:

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the names of the selling stockholders;

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the number of shares of our Common Stock owned by the selling stockholders on the date of this prospectus prior to the offering for resale of any of the shares being registered by the registration statement of which this prospectus is part; and

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the number of shares of our Common Stock that may be offered for resale by the selling stockholders pursuant to this prospectus.

We have prepared the table below based on information given to us by the selling stockholders on or prior to the date of this prospectus. However, any or all of the Common Stock listed below may be offered for sale with this prospectus by the selling stockholders from time to time. Accordingly, no estimate can be given as to the amount of Common Stock that will be held by the selling stockholders upon consummation of any sales. In addition, the selling stockholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their securities since the date this information was last provided to us.

Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering		Shares of Common Stock Being Offered

Charterhouse Equity Partners III, L.P.	7,008,590	(a)(b)	7,008,590

Morgan Stanley Funds	4,390,473	(a)(c)	4,390,473

CHEF Nominees Limited	4,392	(a)	4,392

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(a)

Addresses are as follows: Charterhouse Equity Partners III, L.P. and CHEF Nominees Limited, 1105 North Market Street, Suite 1300, Wilmington, New Castle County, Delaware 19899; and Morgan Stanley Funds and affiliated entities, 1585 Broadway, New York, New York 10036.

(b)

The general partner of CEP III is CHUSA Equity Investors III, L.P., whose general partner is CEP III, Inc., a wholly owned subsidiary of Charterhouse Group, Inc.

(c)

Consists of 3,955,264 shares owned by Morgan Stanley Dean Witter Capital Partners IV, L.P., MSDW IV 892 Investors, L.P. and Morgan Stanley Dean Witter Capital Investors IV, L.P. (collectively, “MSDWCP”) and 435,209 shares owned by Morgan Stanley Venture Partners III, L.P., the Morgan Stanley Venture Partners Entrepreneur Fund, L.P. and Morgan Stanley Venture Investors III, L.P. (collectively, “MSVP”). The general partner of MSDWCP is MSDW Capital Partners IV, LLC, the institutional managing member of which is MSDW Capital Partners IV, Inc., a wholly owned subsidiary of Morgan Stanley (“MSDW”). In September 2004, an affiliate of Metalmark Capital LLC, an independent private firm established by the former principals of Morgan Stanley Capital Partners, began managing MSDWCP. The general partner of MSVP is Morgan Stanley Venture Partners III, L.L.C., the institutional managing member of which is Morgan Stanley Venture Capital III, Inc., a wholly owned subsidiary of MSDW.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock covered by this prospectus on behalf of the selling stockholders. As used in this prospectus, “selling stockholder” includes the pledges, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The shares of Common Stock may be offered and sold from time to time by the selling stockholders.

The selling stockholders may sell the shares of Common Stock on The Nasdaq National Market, in the over-the-counter market or otherwise, at (1) market prices prevailing at the time of sale, (2) prices related to the prevailing market prices or (3) varying, fixed or negotiated prices. The selling stockholders may sell some or all of the shares of Common Stock in one or more of the following ways:

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a block trade in which a broker-dealer may resell a part of the block, as principal, in order to facilitate the transaction;

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purchases by a broker-dealer as principal and resale by such broker-dealer for its own account, including customary underwritten offerings;

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an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

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ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

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in privately negotiated transactions.

When selling the shares of Common Stock, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

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enter into transactions involving short sales of the shares of Common Stock by broker-dealers;

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sell shares of common stock short themselves and redeliver such shares to close out their short positions;

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enter into option or other types of transactions that require the selling stockholder to deliver shares of Common Stock to a broker-dealer, who will then resell or transfer of the shares of Common Stock under this prospectus; or

•

loan or pledge the shares of Common Stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

In addition to selling their shares of Common Stock under this prospectus, the selling stockholders may transfer their shares of common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer. The selling stockholders may also sell any shares of Common Stock that qualify for sale pursuant to Rule 144 under Rule 144 rather than pursuant to this prospectus.

The selling stockholders may negotiate and pay broker-dealer commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. Any broker-dealers involved in the sale or resale of the shares of common stock may qualify as “underwriters” within the meaning of the Section 2(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. Any underwriters will be named in a prospectus supplement. We will pay all expenses incident to the offering and sale of the shares of Common Stock to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of Common Stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares of Common Stock.

We may suspend the use of this prospectus and any supplements hereto in certain circumstances due to pending corporate developments, public filings with the SEC or similar events.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Under the registration rights agreement, we have agreed to indemnify the selling stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act. In return, the selling stockholders have agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Proskauer Rose LLP, New York, New York, will pass on the validity of the issuance of the shares of Common Stock offered in this prospectus.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports with the SEC on a regular basis that contain financial information and results of operations. You may read or copy any document that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. Our SEC filings are also available at the SEC’s website at http://www.sec.gov.

Our Common Stock is listed on the Nasdaq National Market (“Nasdaq”) and we are required to file reports, proxy statements and other information with Nasdaq. You may read any document we file with Nasdaq at the offices of the Nasdaq Stock Market, Inc. which is located at 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION BY REFERENCE

The SEC allows companies to “incorporate by reference” information filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

1.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

2.

Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

3.

Our Current Reports on Form 8-K filed January 9, 2004, January 27, 2004, February 20, 2004, February 24, 2004, April 8, 2004, May 11, 2004, May 18, 2004, July 2, 2004, August 11, 2004, September 9, 2004, September 24, 2004 and October 5, 2004;

4.

The description of our Common Stock contained in our Registration Statements on Form S-1 filed with the SEC on July 11, 2001 and February 27, 2002, including all amendments or reports filed for the purpose of updating this description; and

5.

The description of our Common Stock contained in our prospectus filed pursuant to Rule 424(b) of the Securities Act with the SEC on October 25, 2001 and March 21, 2002.

You may request a copy of these filings, at no cost, by writing or telephoning our Secretary at the following address:

Cross Country Healthcare, Inc.

6551 Park of Commerce Boulevard, N.W.

Boca Raton, Florida 33487

(561) 998-2232

This prospectus is part of a registration statement we have filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these shares of Common Stock in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.

Other Expenses of Issuance and Distribution.

The following table sets forth all fees and expenses payable by the Company in connection with the offering of our Common Stock being registered hereby. All amounts are estimated except the SEC registration fee.

SEC registration fee	$21,101.56
Legal fees and expenses	25,000.00
Accounting fees and expenses	5,000.00
Printing and Filing fees and expenses	5,000.00
Miscellaneous expenses	5,000.00

Total	$61,101.56

Item 15.

Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for money damages for breach of fiduciary duty as a director, except for liability:

•

for any breach of the director’s duty of loyalty to us or our stockholders;

•

for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•

under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions; and

•

for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate or incorporation and amended and restated bylaws also contain provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law. The indemnification permitted under Delaware law is not exclusive of any other rights to which these persons may be entitled.

In addition, we maintain directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

Item 16.

Exhibits.

The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

Exhibit Number		Description

5.1	—	Opinion of Proskauer Rose LLP
23.1	—	Consent of Independent Registered Public Accounting Firm
23.2	—	Consent of Proskauer Rose LLP (incorporated by reference to Exhibit 5.1)
24.1	—	Power of Attorney (included in Signature Page)

Item 17.

Undertakings.

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of shares of Common Stock offered (if the total dollar value of shares of Common Stock offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the shares of Common Stock offered therein, and the offering of such shares of Common Stock at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the shares of Common Stock being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of Common Stock being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the shares of Common Stock offered therein, and the offering of such shares of Common Stock at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on November 2, 2004.

CROSS COUNTRY HEALTHCARE, INC.

By:	/s/ JOSEPH A. BOSHART
Joseph A. Boshart
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph A. Boshart his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME AND SIGNATURE	TITLE	DATE

/s/ JOSEPH A. BOSHART	Director, President and	November 2, 2004
Joseph A. Boshart	Chief Executive Officer
(Principal Executive Officer)
/s/ EMIL HENSEL	Director and Chief Financial Officer	November 2, 2004
Emil Hensel	(Principal Financial Officer)
/s/ DANIEL J. LEWIS	Chief Accounting Officer	November 2, 2004
Daniel J. Lewis	(Principal Accounting Officer)
/s/ W. LARRY CASH	Director	November 2, 2004
W. Larry Cash
/s/ C. TAYLOR COLE JR.	Director	November 2, 2004
C. Taylor Cole Jr.
/s/ THOMAS C. DIRCKS	Director	November 2, 2004
Thomas C. Dircks
/s/ ERIC T. FRY	Director	November 2, 2004
Eric T. Fry
/s/ M. FAZLE HUSAIN	Director	November 2, 2004
M. Fazle Husain
/s/ JOSEPH SWEDISH	Director	November 2, 2004
Joseph Swedish
/s/ JOSEPH TRUNFIO	Director	November 2, 2004
Joseph Trunfio

INDEX TO EXHIBITS

Exhibit Number		Description

5.1	—	Opinion of Proskauer Rose LLP
23.1	—	Consent of Independent Registered Public Accounting Firm
23.2	—	Consent of Proskauer Rose LLP (incorporated by reference to Exhibit 5.1)
24.1	—	Power of Attorney (included in Signature Page)